                                                                 RULE 424(b)(2)
                                                              FILE NO. 33-64105
PROSPECTUS SUPPLEMENT
(To Prospectus dated November 17, 1995)

                                 $200,000,000

                      COLUMBIA/HCA HEALTHCARE CORPORATION

                           7.50% DEBENTURES DUE 2095

                               ----------------

                    Interest payable May 15 and November 15

                               ----------------

THE  DEBENTURES MAY  NOT BE  REDEEMED BY THE  COMPANY PRIOR  TO MATURITY.  THE
 DEBENTURES WILL BE REPRESENTED  BY A GLOBAL SECURITY  REGISTERED IN THE NAME
 OF  THE  DEPOSITORY  TRUST  COMPANY   OR  ITS  NOMINEE  (THE  "DEPOSITARY").
  BENEFICIAL  INTERESTS  IN  THE  GLOBAL  SECURITY WILL  BE  SHOWN  ON,  AND
   TRANSFERS THEREOF WILL BE EFFECTED THROUGH, RECORDS MAINTAINED BY THE DEPOSITARY OR ITS PARTICIPANTS. EXCEPT AS DESCRIBED HEREIN, DEBENTURES
    IN  DEFINITIVE FORM  WILL  NOT  BE  ISSUED.  SEE  "DESCRIPTION OF  THE
    DEBENTURES."

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURI-
   TIES AND EXCHANGE  COMMISSION OR ANY STATE  SECURITIES COMMISSION PASSED
    UPON THE  ACCURACY OR  ADEQUACY OF THIS  PROSPECTUS SUPPLEMENT  OR THE
     PROSPECTUS. ANY  REPRESENTATION TO  THE CONTRARY  IS A  CRIMINAL OF-
      FENSE.

                               ----------------

                        PRICE 100% AND ACCRUED INTEREST

                               ----------------

                                                 UNDERWRITING
                                     PRICE TO    DISCOUNT AND   PROCEEDS TO
                                    PUBLIC(1)   COMMISSIONS(2) COMPANY(1)(3)
                                    ---------   -------------- -------------
Per Debenture....................    100.000%       1.125%        98.875%
Total............................  $200,000,000   $2,250,000   $197,750,000

--------
  (1) Plus accrued interest from November 15, 1995.

  (2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  (3) Before deducting expenses payable by the Company estimated at $125,000.

                               ----------------

  The Debentures are offered, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Jenkens & Gilchrist, a Professional Corporation, counsel for the Underwriters. It is expected that delivery of the Debentures will be made on or about November 27, 1995 through the book-entry facilities of the Depositary against payment therefor in immediately available funds.

                               ----------------

                             MORGAN STANLEY & CO.
                                 Incorporated

November 20, 1995

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEBENTURES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  NO PERSON IS AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITERS OR ANY DEALER TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN SO AUTHORIZED. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS OR ANY SALE MADE HEREUNDER DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE ON WHICH SUCH INFORMATION IS GIVEN.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                           PROSPECTUS SUPPLEMENT
Description of the Debentures.............................................. S-3
Underwriting............................................................... S-5
                                PROSPECTUS
Available Information......................................................   2
Incorporation of Certain Information by Reference..........................   2
The Company................................................................   3
Ratio of Earnings to Fixed Charges.........................................   3
Use of Proceeds............................................................   3
Description of the Debt Securities.........................................   4
Plan of Distribution.......................................................  11
Legal Opinions.............................................................  11
Experts....................................................................  12

                         DESCRIPTION OF THE DEBENTURES

  The 7.50% Debentures Due 2095 (the "Debentures") offered hereby will be issued under an Indenture, dated as of December 15, 1993, between the Company and The First National Bank of Chicago, as Trustee, as supplemented from time to time (the "Indenture"). The form of the Indenture is filed as an exhibit to the Registration Statement of which the accompanying Prospectus is a part. The following summary of certain provisions of the Indenture and of the Debentures (referred to in the accompanying Prospectus as the "Debt Securities") supplements, and to the extent inconsistent therewith replaces, the summaries of certain provisions of the Debt Securities set forth in the accompanying Prospectus, to which reference is hereby made. Such summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms.

  The Debentures offered hereby will be limited to $200,000,000 aggregate principal amount and will mature on November 15, 2095. The Debentures will bear interest at the rate per annum shown on the cover of this Prospectus Supplement, computed on the basis of a 360-day year of twelve 30-day months, from November 15, 1995 or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually on May 15 and November 15 of each year, beginning on May 15, 1996. Interest payable on any Debenture which is punctually paid or duly provided for on any interest payment date shall be paid to the person in whose name such Debenture is registered at the close of business on May 1 and November 1, as the case may be, preceding such interest payment date. Payment of interest may be made at the option of the Company by checks mailed to the registered holders of the Debentures.

  The Debentures are not redeemable by the Company prior to maturity. The Debentures will be subject to defeasance and covenant defeasance as provided in the accompanying Prospectus.

  The Debentures will be issued in book-entry form only.

BOOK-ENTRY SYSTEM

  The Depository Trust Company, New York, New York, will act as depositary (the "Depositary") for the Debentures. The Debentures will be represented by one or more Global Securities registered in the name of Cede & Co., the nominee of the Depositary. The provisions described under "Description of the Debt
Securities -- Book-Entry System" in the Prospectus will be applicable to the Debentures. Accordingly, beneficial interests in the Debentures will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants.

  The Depositary has advised the Company and the Underwriters as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the United States Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants ("Direct Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in such Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary's book-entry system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Direct and Indirect Participants are on file with the United States Securities and Exchange Commission.

  Principal and interest payments on the Debentures registered in the name of the Depositary's nominee will be made in immediately available funds to the Depositary's nominees as the registered owner of the Global Securities. Under the terms of the Debentures, the Company and the Trustee will treat the persons in whose names the Debentures are registered as the owners of such Debentures for the purpose of receiving payment of principal and interest on such securities and for all other purposes whatsoever. Therefore, neither the Company, the Trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the Global Securities to owners of beneficial interests in the Global Securities. The Depositary has advised the Company and the Trustee that its current practice is, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date in accordance with their respective holdings of beneficial interests in the Global Securities as shown on the Depositary's records, unless the Depositary has reason to believe that it will not receive payment on the payment date. Payments by Direct and Indirect Participants to owners of beneficial interests in the Global Securities will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Direct and Indirect Participants and not of the Depositary, the Trustee, or the Company, subject to any statutory requirements that may be in effect from time to time. Payment of principal and interest to the Depositary is the responsibility of the Company or the Trustee, disbursement of such payments to the owners of beneficial interests in the Global Securities shall be the responsibility of the Depositary and Direct and Indirect Participants.

  Debentures represented by a Global Security will be exchangeable for Debentures in definitive form of like tenor as such Global Security in denominations of $1,000 and in any greater amount that is an integral multiple if the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by the Company within 90 days or the Company in its discretion at any time determines not to require all of the Debentures of such series to be represented by a Global Security and notifies the Trustee thereof. Any Debentures that are exchangeable pursuant to the preceding sentence are exchangeable for Debentures issuable in authorized denominations and registered in such names as the Depositary shall direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security or Global Securities of the same aggregate denominations to be registered in the name of the Depositary or its nominee.

SAME-DAY SETTLEMENT AND PAYMENT

  Settlement for the Debentures will be made by the Underwriters in immediately available funds. So long as the Depositary continues to make its Same-Day Funds Settlement System available to the Company, all payments of principal and interest on the Debentures will be made by the Company in immediately available funds.

  Secondary trading in long-term notes and debentures of corporate issues is generally settled in clearing-house or next-day funds. In contrast, the Debentures will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Debentures will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Debentures.

                                  UNDERWRITING

  Subject to the terms and conditions set forth in the Pricing Agreement (which incorporates by reference the terms of the Underwriting Agreement), the Company has agreed to sell to each of the Underwriters named below, severally, and each of the Underwriters has severally agreed to purchase the principal amount of the Debentures set forth opposite its name below.

                                                                     PRINCIPAL
                                                                     AMOUNT OF
   UNDERWRITERS                                                      DEBENTURES
   ------------                                                     ------------
   Morgan Stanley & Co. Incorporated............................... $172,000,000
   Goldman, Sachs & Co. ...........................................    7,000,000
   Lehman Brothers Inc.............................................    7,000,000
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated...........................................    7,000,000
   Salomon Brothers Inc............................................    7,000,000
                                                                    ------------
    Total.......................................................... $200,000,000
                                                                    ============

  The Underwriting Agreement provides that the obligation of the Underwriters to pay for and accept delivery of the Debentures is subject to the approval of certain legal matters by their counsel and to certain other conditions. Under the terms and conditions of the Pricing Agreement, the Underwriters are committed to take and pay for all of the Debentures, if any are taken.

  The Underwriters initially propose to offer the Debentures in part directly to purchasers at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession of .625% of the principal amount of the Debentures. The Underwriters may allow, and such dealers may reallow, a concession not to exceed .375% of the principal amount of the Debentures to certain brokers and dealers. After the initial offering of the Debentures, the offering price and other selling terms may from time to time be varied by the Underwriters.

  The Debentures are a new issue of securities with no established trading market. The Company does not intend to apply for listing of the Debentures on any securities exchange. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Debentures but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Debentures.

  The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  From time to time the Underwriters have provided, and continue to provide, investment banking services to the Company.